CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-181507 on Form N-1A of our report dated February 23, 2023, relating to the financial statements and financial highlights of First Trust Managed Futures Strategy Fund, a series of First Trust Exchange-Traded Fund V, appearing in the Annual Report on Form N-CSR for First Trust Exchange-Traded Fund V as of and for the year ended December 31, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 28, 2023